Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 29, 2007 (except for the fourth paragraph of Note 1 as to which the date is June 21, 2007), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-147061) and related Prospectus of comScore, Inc. for the registration of 6,960,322 shares of its common stock.

/s/ Ernst & Young LLP
McLean, VA
November 20, 2007